SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                       ----------------------------------

                                   FORM 8-K


                                CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):             January 25, 2000
--------------------------------------------------------------------------------

                        Merrill Lynch & Co., Inc.
--------------------------------------------------------------------------------
         (Exact Name of Registrant as Specified in its Charter)

   Delaware                       1-7182                        13-2740599
--------------------------------------------------------------------------------
(State or Other                (Commission                  (I.R.S. Employer
 Jurisdiction of                File Number)                 Identification No.)
 Incorporation)

World Financial Center, North Tower, New York, New York             10281-1332
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                            (Zip Code)

Registrant's telephone number, including area code:  (212) 449-1000
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events
---------------------

Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated January 25, 2000, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three months and the year ended December 31, 1999. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals and a 1998 provision for costs related to staff reductions, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of December 31, 1999 were approximately $425 million, $12.4 billion, $53.5 billion, $2.7 billion, and $33.20, respectively.

On January 25, 2000, Merrill Lynch reported record quarterly net earnings of $764 million, up $405 million from the 1998 fourth quarter. Earnings per common share were $2.03 basic and $1.80 diluted, compared with $.97 basic and $.86 diluted in the 1998 fourth quarter.

Earnings  for 1999  were a record  $2.6  billion,  up 69% from the $1.5  billion reported in 1998, which excludes 1998's $288 million after-tax special provision. Basic and diluted earnings per common share were $7.00 and $6.17, respectively, compared with $4.24 and $3.71 for 1998, excluding the special provision.

Annualized return on average common equity was approximately 23.8% for the 1999 fourth quarter, compared with 14.8% in the 1998 fourth quarter and 20.2% in the 1999 third quarter. Return on average common equity was 23.5% for 1999.

On a cash basis, which excludes goodwill amortization, net earnings for the 1999 fourth quarter were $821 million. On the same basis, diluted earnings per common share were $1.93 and annualized return on average common equity was approximately 24.4%. For the full year, net earnings on a cash basis were $2.8 billion, or $6.71 per diluted common share. Return on equity was approximately 24.4% on a comparable basis.

Net revenues reached a new quarterly high of $5.9 billion, achieving records in most categories, including commissions, investment banking, asset management and portfolio service fees, and net interest.

Commissions revenues were up 22% from the 1998 fourth quarter to $1.7 billion, primarily due to increased volume in global listed securities on non-U.S. exchanges, mutual funds sales, and over-the-counter securities transactions.

Principal  transactions  revenues  increased  $583  million from the 1998 fourth quarter, when global market conditions negatively impacted debt trading revenues. Equity trading revenues benefited from increased trading volume in both U.S. and non-U.S. equities, as global market conditions improved, particularly in Europe and Japan. Debt trading revenues were up sharply across all regions, benefiting from improved global markets compared to the 1998 fourth quarter.

Investment banking revenues rose 37% from the 1998 fourth quarter to $1.1 billion, as a result of record underwriting revenues and strategic services fees. Both equity and debt underwriting revenues were up significantly compared with the year ago period, benefiting from improved market share and more favorable market conditions. Strategic services revenues increased from both the 1998 fourth quarter and 1999 third quarter as a result of higher levels of merger and acquisition activity, particularly in Europe.

Asset management and portfolio service fees increased 24% from the 1998 fourth quarter to a record $1.3 billion. Asset management fees were up 24% from fourth quarter 1998, as assets under management grew 8% during the quarter to $557 billion at the end of 1999. Higher portfolio service fees resulted from an increase in fee-based assets during the year, including those related to Merrill Lynch Consults (Registered Trademark) and Unlimited Advantage (Service Mark).

Other revenues were up 16% year-over-year to $296 million, reflecting higher investment gains.

Net interest profit was $644 million, up sharply from the 1998 fourth quarter, primarily as a result of changes in asset composition, higher margin lending, higher dividends and efficiencies in financing activities.

Non-interest expenses, excluding compensation costs, were 30.4% of net revenues for the full year, down from 33.2% in 1998 (excluding the special provision).

Compensation and benefits, the largest expense category, rose $698 million from the 1998 fourth quarter, or 31%, to $2.9 billion as increased profitability led to significantly higher incentive compensation. Increased headcount and employee benefit costs also contributed to the increase. Compensation and benefits as a percentage of net revenues was 49.5% for the 1999 fourth quarter and 51.0% for the full year, compared with 54.3% for the 1998 fourth quarter and 52.4% for 1998.

Communications and technology expense was $541 million, up 24% from the 1998 fourth quarter, as a result of higher technology-related depreciation and increased communication maintenance costs, partially due to the new online initiatives. Occupancy and related depreciation rose 14% to $252 million principally due to higher rent expense resulting, in part, from increased business activity.

Advertising and market development expense increased $129 million, to $236 million, partially due to higher advertising costs related to the launch of a new ad campaign in the fourth quarter. Expenses in this category were lower than usual in the 1998 fourth quarter because of cost containment.

Brokerage, clearing, and exchange fees increased 6% to $184 million due in part to volume-driven increases in exchange and clearing fees. Professional fees were $163 million, up $70 million from the 1998 fourth quarter, due in part to higher consulting and employment service fees.

Goodwill amortization was $57 million in the 1999 fourth quarter. Other expenses were $386 million, up 55% from the 1998 fourth quarter, due in part to increased expenses for office supplies and higher provisions related to various matters.

The effective tax rate was 29.8% in the 1999 fourth quarter, and the annual effective tax rate was 31.0%.




Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

         (c)      Exhibits
                  --------

                  (99)     Additional Exhibits

                           (i) Preliminary  Unaudited  Earnings  Summary for the
                               three months and the year ended December 31, 1999

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                              MERRILL LYNCH & CO., INC.
                                     -------------------------------------------
                                                   (Registrant)





                                     By:  /s/ E. Stanley O'Neal
                                          --------------------------------------
                                          E. Stanley O'Neal
                                          Executive Vice President and
                                          Chief Financial Officer


Date: January 25, 2000

                                  EXHIBIT INDEX
                                  -------------



Exhibit No.                 Description                                     Page
-----------                 -----------                                     ----

(99)                        Additional Exhibits

                            (i)  Preliminary  Unaudited Earnings Summary     7-8
                                 for the three  months and the year ended
                                 December  31, 1999